SEALED AIR CORPORATION
             PARK 80 EAST/SADDLE BROOK, NEW JERSEY 07663-5291
                     (201) 791-7600/FAX (201)703-4205


                                           EXHIBIT 5





                                        October 3, 1994


Sealed Air Corporation
Park 80 East
Saddle Brook, N.J. 07662

Dear Sirs:

          I am the General Counsel and Secretary of Sealed Air Corporation, a Delaware corporation (the "Corporation"), and as such have represented the Corporation in connection with a Registration Statement on Form S-3 (the "Registration Statement") of the Corporation providing for the registration under the Securities Act of 1933, as amended, of 11,079 shares (the "Shares") of the Corporation's Common Stock, par value $0.01 per share (the "Common Stock"), that are being sold for the account of the Selling Stockholder referred to below. All of the shares covered by the Registration Statement were issued by the Corporation pursuant to a Stock Purchase Agreement dated as of May 30, 1994, as amended (the "Stock Purchase Agreement"), among the Corporation, Sealed Air B.V., a Netherlands company and a wholly-owned subsidiary of the Corporation (the "Purchaser"), and Aud Rolseth Sanner, a Norwegian individual (the "Selling Stockholder"). Pursuant to the Stock Purchase Agreement, the Purchaser acquired all of the outstanding shares of Emballasje-Teknikk AS, a Norwegian company, on September 8, 1994 (the "Acquisition").

          As General Counsel for the Corporation, in addition to participating in the preparation of the Registration Statement, I have reviewed the resolutions adopted by the Board of Directors of the Corporation on November 2, 1993 that approved the execution, delivery and performance of the Stock Purchase Agreement and authorized the issuance of the Shares. I have also reviewed such corporate records, documents, instruments and certificates and have made such other inquiries as I have considered necessary in order to furnish a basis for rendering this opinion.

          Based on the foregoing, I am of opinion that:

          1. The Corporation is duly incorporated and validly existing as a corporation in good standing under the laws of the State of Delaware.

          2. The Shares are and, when sold pursuant to the Registration Statement will be, legally issued, fully paid and nonassessable shares of Common Stock of the Corporation.

          I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5 to the
Registration Statement and to the reference to me under the caption "Legal Opinion" in the Prospectus forming a part thereof.

          I wish to advise you that I am a member of the Bar of the State of New York.

                                   Very truly yours,

                                   ROBERT M. GRACE, JR.

                                   Robert M. Grace, Jr.
                                   General Counsel and Secretary

RMG/sra